Exhibit 10.3

AMENDMENT NO. 1 TO COOPERATION AGREEMENT

AMENDMENT NO. 1 TO COOPERATION AGREEMENT (this “Amendment”), effective as of the later of (a) the date on which an order is entered pursuant to Section 1129 of chapter 11 of title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) by the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) confirming Ambac Financial Group, Inc.’s (“AFGI”) chapter 11 plan of reorganization, as amended, supplemented or modified, and (b) the date on which a non-stayed order is entered by the Dane County Circuit Court (the “Rehabilitation Court”) approving this Agreement (such date, the “Effective Date”), by and between the Segregated Account of Ambac Assurance Corporation (the “Segregated Account”), Ambac Assurance Corporation (“Ambac”), AFGI and the Commissioner of Insurance of the State of Wisconsin, as the court-appointed Rehabilitator of the Segregated Account (the “Rehabilitator”).

WHEREAS, Ambac and the Segregated Account entered into the Cooperation Agreement on March 24, 2010 (the “Agreement”).

WHEREAS, AFGI filed a voluntary petition for relief under chapter 11 of title 11 of the Bankruptcy Code in the Bankruptcy Court on November 8, 2010.

WHEREAS, Ambac and the Segregated Account desire to amend the Cooperation Agreement to reflect certain terms and provisions of that certain Mediation Agreement (the “Mediation Agreement”) by and among Ambac, the Segregated Account, AFGI, the Wisconsin Office of the Commissioner of Insurance (“OCI”), the Rehabilitator, and the Official Committee of Unsecured Creditors of AFGI, entered into as of September 21, 2011, and to expressly add AFGI and the Rehabilitator as parties to the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. AFGI and the Rehabilitator shall become parties to the Agreement.

2. The following shall be added to Article I of the Agreement:

SECTION 1.05 Preservation of Net Operating Losses. Except as otherwise approved by the Rehabilitator, AFGI shall use its best efforts to preserve the use of NOLs realized by the Group for the benefit of the AAC Subgroup, including but not limited to, refraining from taking any action that would result in, and taking such affirmative steps as are appropriate to avoid, any Deconsolidation Event. In furtherance of the foregoing, AFGI shall use its best efforts to obtain a confirmation order from the Bankruptcy Court which (i) memorializes the parties’ intent to preserve the use of NOLs for the benefit of the AAC Subgroup and AFGI as contemplated by the Amended and Restated Tax Sharing Agreement, dated as of the Effective Date, by and among Ambac,

AFGI and the other parties thereto (the “Tax Sharing Agreement”), (ii) approves the adoption by reorganized AFGI of an NOL-preservation plan to remain in effect so long as NOLs remain for the benefit of Ambac as contemplated by the Mediation Agreement and the Tax Sharing Agreement and vests continuing jurisdiction in the Bankruptcy Court to enforce restrictions adopted in connection with such plan, and (iii) memorializes the parties’ intent that any subsequent bankruptcy filing by reorganized AFGI with the intent of rejecting this Agreement, the Mediation Agreement or the Tax Sharing Agreement and/or seeking additional value from the AAC Subgroup for its use of the NOLs is a per se bad faith filing.

SECTION 1.06 Loss Reserving. Ambac shall (i) provide the Rehabilitator the opportunity to participate in all meetings with Ambac management to discuss loss reserves to be included in any statutory financial report; (ii) provide the Rehabilitator with all reports provided to Ambac management (when so provided) concerning the assumptions and vendors utilized or to be utilized in arriving at statutory loss reserves, together with any related reports or materials requested by the Rehabilitator; and (iii) obtain the approval of the Rehabilitator prior to accepting repayment of any intercompany loan in an amount in excess of $50,000,000 per annum or any modification to or deemed repayment of any intercompany loan in an amount that would result in Ambac recognizing income or a reduction in issue price in excess of $50,000,000 per annum. No later than February 1st of each year (or more frequently if requested by Ambac), if Ambac proposes to make any changes in the assumptions or vendors utilized in determining statutory loss reserves from the prior year’s statutory loss reserves (or, with respect to 2011, the statutory loss reserves for the period from September 30, 2011 to December 31, 2011), which changes would cause the difference (whether positive or negative) between (w) Ambac’s statutory reserves determined with such proposed changes and (x) Ambac’s statutory reserves determined without such proposed changes to exceed the lesser of (y) $200,000,000 or (z) 10% of Ambac’s statutory reserves determined without such proposed changes, Ambac shall seek and obtain the approval of its loss reserves from the Rehabilitator, which approval shall not be unreasonably withheld or delayed. In the event that the Rehabilitator disputes Ambac’s loss reserves and does not provide such approval, then, unless OCI prescribes an accounting practice requiring Ambac to follow the position of the Rehabilitator, the parties shall (i) immediately submit such dispute to expedited arbitration before a single arbitrator with requisite expertise to decide which of the positions most appropriately reflects expected claim payments or (ii) jointly agree to an alternative method of dispute resolution. The decision of an arbitrator shall be final and binding upon the parties, and shall be rendered in such form and substance as shall be necessary to permit Ambac to reasonably rely thereon for purposes of filing its statutory financial statements. The parties shall agree to such procedures as are necessary and prudent to permit the arbitrator to issue a decision by no later than ten business days before the date that the annual financial reports are required to be filed (the “Filing Date”). If the differences of the parties are not resolved in a manner described above at least ten business days before the Filing Date, then Ambac shall request an extension of the Filing Date from OCI. If OCI agrees to such an extension, it will cooperate with Ambac to secure extensions in other jurisdictions as necessary. If such extension (or subsequent extension) is not granted, Ambac shall be entitled to file its financial reports on the basis of its own loss reserving positions.

SECTION 1.07 Investment Portfolio Management.

(a) Any changes to Ambac’s existing Investment Policy (dated November 18, 2010) shall be submitted to the Rehabilitator for approval, which approval shall not be unreasonably withheld. The Rehabilitator shall meet with Ambac management (including the CFO) semi-annually to discuss the Investment Policy and any changes appropriate thereto. The Rehabilitator may recommend changes to the Investment Policy and Ambac shall consider such recommendations in good faith. The Rehabilitator shall also be provided with periodic reports of investment transactions in the ordinary course. Notwithstanding anything to the contrary in the Management Services Agreement or any other agreement, in the event that Ambac’s rejection of any proposed changes are not reasonable and fair to the interests of Ambac and the Segregated Account, or are not protective or equitable to the interests of Ambac and the Segregated Account policyholders generally, the Rehabilitator may direct Ambac to transfer investment management functions relating to the investment portfolio to a third party jointly chosen by the Rehabilitator and Ambac. With respect to any subsequent transfers to third parties of investment management functions relating to the investment portfolio, such third parties shall be jointly chosen by the Rehabilitator and Ambac.

(b) The parties hereto acknowledge and agree that, if the investment management function is transferred in accordance with the foregoing (a “Change of Investment Manager Event”), the parties’ respective obligations under Section 1.07 and elsewhere set forth in this Agreement shall remain in effect without alteration or diminishment. In furtherance of the foregoing, (i) the parties shall consult with each other in order to facilitate the uninterrupted provision of the information and other benefits required to be provided hereunder by each party to the other party, (ii) the parties shall ensure that any new provider of investment management services as a result of a Change of Investment Manager Event (each a “Replacement Investment Manager”) has the capacity to perform the investment management services formerly provided by Ambac, including without limitation either maintaining an annual Type II SAS 70 internal control letter reasonably acceptable to AFGI or providing AFGI with copies of such Replacement Investment Manager’s current documentation of control procedures (such as policies and procedures, process models and process flowcharts) which record the design of internal controls and (iii) the Segregated Account shall at all times following a Change of Investment Manager Event maintain appropriate internal controls and systems to ensure that Ambac will be able to meet its financial reporting, disclosure and legal obligations as described in Section 2.01(H) below and as may be necessary for the Segregated Account to fulfill its obligations under this Agreement. Further, the Segregated Account shall immediately disclose to AFGI any instance of fraud or any significant change to the internal control environment. In addition, the Rehabilitator shall cooperate with Ambac in causing each Replacement Investment Manager to permit Ambac and its affiliates, through Ambac’s employees and representatives (including, for the avoidance of doubt, independent auditors of AFGI), the right to audit the Replacement Investment Manager’s internal control structure and to examine and make copies of any books and records pertaining to the Segregated Account, and to furnish Ambac with such financial and reporting data and other information as Ambac may from time to time request. If a deficiency or control issue is noted, the Segregated Account will work with AFGI’s representatives (including, for the avoidance of doubt, independent auditors of AFGI) to develop and implement an effective remediation strategy. In the event of any breach or threatened breach by any party of any of its obligations as set forth or described in this Agreement following a Change of Investment Manager Event, the parties hereto agree that monetary damages would be an insufficient remedy for any such breach, and in addition to all other remedies available under applicable law, the non-breaching party shall be entitled to specific performance and to injunctive or other equitable relief as a remedy for any such breach.

SECTION 1.08 IRS Dispute. Ambac and the Rehabilitator shall be entitled to full cooperation and all information and particulars they or either of them may request from AFGI in relation to the IRS Dispute and any other issues that Ambac may have relative to the IRS, including, without limitation, express authorization to engage with the IRS directly on matters arising under the Plan of Rehabilitation in connection with the rehabilitation proceeding with respect to the Segregated Account and any amendment or subsequent iteration thereof (including any efforts to obtain a private letter ruling, pre-filing agreement or other form of guidance or clarification).

3. Section 3.01 of the Agreement shall be deleted and replaced with the following:

SECTION 3.01 Following each taxable year during any part of which Ambac is a member of the Group, AFGI shall, no later than April 1 of such subsequent year, provide the Rehabilitator with a summary of the material provisions of AFGI’s expected tax position and the expected differences between Ambac’s statutory financial statements and AFGI’s expected tax positions. The Rehabilitator shall notify AFGI and Ambac in writing of any concerns of the Rehabilitator with respect to any such expected tax positions no later than May 1 of such year. Promptly thereafter, AFGI and Ambac shall meet with the Rehabilitator to resolve in good faith such concerns. In the event that the Rehabilitator is unable to resolve a dispute with AFGI and Ambac concerning an expected tax position by July 1 of such year, the parties shall immediately submit such dispute to expedited arbitration before a single arbitrator with the requisite tax expertise whose decision shall be issued no later than August 31 of such year and shall be final and binding upon the parties. The parties shall agree to such further procedures as are necessary and prudent to permit the arbitrator to issue a decision by August 31 of such year. If the expected tax position relates to the AAC Subgroup, the sole issue before the arbitrator shall be whether the tax position advocated by the Rehabilitator is more likely than not to be upheld by a court of competent jurisdiction in a subsequent challenge to such position by the IRS. If the expected tax position does not relate to the AAC Subgroup, the sole issue before the arbitrator shall be whether the tax position advocated by AFGI is more likely than not to be upheld by a court of competent jurisdiction in a subsequent challenge to such position by the IRS. In the event that the arbitrator rules that the tax position advocated by the Rehabilitator (where the expected tax position relates to the AAC Subgroup) or the tax position advocated by AFGI (where the expected tax position does not relate to the AAC Subgroup) is more likely than not to be upheld by a court of competent jurisdiction in a subsequent challenge to such position by the IRS, AFGI shall file its return on the basis of such advocated tax position, which position may be disclosed in such return. In the event that the arbitrator does not rule that a tax position advocated by either the Rehabilitator or AFGI, as the case may be, is more likely than not to be upheld by a court of competent jurisdiction in a subsequent challenge to such position by the IRS, such party shall be precluded from advocating for such tax position in any subsequent year absent any change or changes in facts or circumstances that would support such tax position. The cost of the arbitrator will be split between AFGI and Ambac. The Rehabilitator represents that it is not presently aware of any fact, including, without limitation, any plan of rehabilitation for the Segregated Account that is presently being considered, upon which it would seek to change (under this Section 3.01) the method of realization or accrual of deductions for interest and original issue discount on the surplus notes issued by Ambac in June 2010, including the application of Sections 163(e)(5) and 163(i) of the Code.

4. Section 6.06 of the Agreement shall be deleted and replaced with the following:

SECTION 6.06 Consent to Jurisdiction. AFGI and Ambac hereby consent to the jurisdiction of the state court in Wisconsin before which the rehabilitation proceedings with respect to the Segregated Account are pending, and waive any objection based on lack of personal jurisdiction, improper venue or forum non conveniens, with regard to any actions, claims, disputes or proceedings relating to this Agreement or any other document delivered hereunder or in connection herewith, or any transaction arising from or connected to any of the foregoing.

5. Section 6.10 of the Agreement shall be deleted and replaced with the following:

SECTION 6.10. Parties to this Agreement. Nothing herein shall in any manner create any obligations or establish any rights against the Rehabilitator, Ambac, the Segregated Account or AFGI in favor of any person or entity not a party to this Agreement.

6. The following shall be added to Article VI of the Agreement:

SECTION 6.11 Interpretation. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Tax Sharing Agreement.

SECTION 6.12 Dispute Resolution. In the event that AFGI believes Ambac or the Rehabilitator to be, or in the event that Ambac or the Rehabilitator believes AFGI to be, in material breach of, or otherwise not complying with Sections 1.05, 1.06, 1.07, 1.08, and 3.01 of this Agreement, such party shall provide the alleged breaching or non-complying party with a written notice (copied to their last known legal counsel) describing, in reasonable detail, the nature of the alleged breach or non-compliance. Following delivery of such written notice, the parties shall attempt, in good faith, to resolve their dispute. The party served with a notice of breach or non-compliance shall have 30 days to cure the alleged breach or non-compliance. In the event that there is no cure and the parties are unable to resolve their dispute, any party alleging such breach or non-compliance may, not less than 45 days following delivery of such written notice, seek a judgment from the Rehabilitation Court that the other party has breached this Agreement. Solely for purposes of resolving such dispute, AFGI shall consent to the jurisdiction of the Rehabilitation Court. In the event that the Rehabilitation Court enters a final, non-appealable order in favor of any party alleging such breach or non-compliance, such party may ask the court to grant such further relief as the court deems appropriate in light of the nature and severity of the breach or non-performance, including specific performance, termination of the parties’ obligations under this Agreement and/or monetary damages.

SECTION 6.13 Other Agreements. In the event of any conflict or inconsistency between this Agreement and the provisions of the Mediation Agreement, the provisions of this Agreement shall govern.

7. Termination.

(a) The provisions of Section 3.01 shall have no further force or effect after the due date (including extensions) of the Group’s consolidated federal tax return for any Taxable Period if:

(i) all of the following conditions are met as of the beginning of the immediately following Taxable Period:

(1) no Pre-Determination Date NOLs remain available for use by the AAC Subgroup to offset income for Federal Tax purposes pursuant to subparagraphs 3(c)(i)(1) and (2) of the Tax Sharing Agreement;

(2) no Pre-Determination Date AMT NOLs remain available for use by the AAC Subgroup to offset income for AMT purposes pursuant to the provisions contained in subparagraph 3(c)(iii) of the Tax Sharing Agreement, and

(3) no AFGI NOLs exist regardless of whether AFGI has consented to the use of such AFGI NOLs by the AAC Subgroup to offset income for Federal Tax purposes pursuant to subparagraph 3(c)(i)(3) of the Tax Sharing Agreement;

or

(ii) a Deconsolidation Event has occurred prior to the beginning of such Taxable Period.

(b) The provisions of this Amendment shall have no further force or effect to the extent that a condition to the Closing Date (as defined in the Mediation Agreement) cannot be satisfied.

8. Counterparts. This Amendment may be executed in more than one counterpart, each of which shall be deemed to be an original and all of which shall, together, constitute one and the same instrument.

[Remainder of page intentionally left blank. Signatures to follow]

IN WITNESS WHEREOF, AFGI, Ambac, the Segregated Account and the Rehabilitator have caused this Amendment to be duly executed and delivered as of the day and year first above written.

AMBAC FINANCIAL GROUP, INC.

By:
Name:
Title:

AMBAC ASSURANCE CORPORATION

By:
Name:
Title:

SEGREGATED ACCOUNT OF AMBAC ASSURANCE CORPORATION by Ambac Assurance Corporation, as Management Services Provider

By:
Name:
Title:

THE COMMISSIONER OF INSURANCE OF THE STATE OF WISCONSIN, AS THE COURT-APPOINTED REHABILITATOR OF THE SEGREGATED ACCOUNT

By:
Name: Roger A. Peterson
Title: Special Deputy Commissioner

9